Exhibit 10.4

AGREEMENT

This Agreement (“Agreement”), dated of September  , 2016, is made by and between Implant Sciences Corporation, with a principal place of business at 500 Research Drive, Unit 3, Wilmington, MA 01887; and ROBERT LISCOUSKI, an individual, with an address at (“Liscouski”).

WHEREAS, Implant Sciences Corporation (hereinafter “IMSC”) is in the process of selling its ETD business to a third party.

WHEREAS, IMSC is in the process of acquiring the equity and/or assets of Zapata Industries, SAS (“Zapata”).

WHEREAS, it is the desire to have Zapata as IMSC’s operating business.

WHEREAS, Liscouski is the President and a director of IMSC, and is assisting with the sale of the ETD business, and is assisting in the acquisition of Zapata, and he will remain the Chairman of IMSC.

WHEREAS, all the employees of IMSC, aside from Liscouski, will have been retained by the buyer of the ETD business and Liscouski is forgoing significant financial gain by remaining with IMSC.

WHEREAS, in consideration for Liscouski’s continued employment at IMSC and/or Zapata, IMSC agrees to compensate Liscouski according to the terms set our herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IMSC and Liscouski agree as follows:

1.

Transaction Fee. Liscouski has been to date, and continues to be, an integral part of the IMSC team and in consideration of this continued work for IMSC and the Zapata transaction, IMSC hereby agrees: (i) pay Liscouski the sum of, Three Hundred Thousand Dollars ($300,000).  This shall occur upon completion of the sale of the ETD business and purchase by IMSC of Zapata substantially in accordance with the terms of that certain Letter of Intent between IMSC and Zapata dated July 22nd, 2016 (the “Transaction”) which shall be formalized into a formal agreement.

2.

Liquidation Payment. In the event that the sale of the ETD business is not completed for any reason whatsoever or the bankruptcy court in IMSC’s contemplated bankruptcy proceeding negates the payment set forth in paragraph 1 above, IMSC agrees to pay Liscouski the sum of Three Hundred Thousand ($300,000) upon the liquidation of IMSC assets and the final winding up of IMSC’s affairs (the “Liquidation Payment”).

3.

Execution in Counterparts. The Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

4.

Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.

Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the United States and the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Implant Science Corporation

a Massachusetts Corporation

By: /s/ Michael C. Turmelle

Name:  Michael C. Turmelle

Title:  Chairman

Date:  10/7/16

ROBERT LISCOUSKI

By:  /s/ Robert P. Liscouski

Name:  Robert P. Liscouski

Title:  President

Date:  8 October 2016